Exhibit 10.16

DINEEQUITY, INC.

EXECUTIVE SEVERANCE AND

CHANGE IN CONTROL POLICY

1. Purpose. The DineEquity, Inc. Executive Severance and Change in Control Policy (“the Policy”) is established effective October 13, 2008, to provide severance benefits under specified circumstances to Executives (as defined below) of DineEquity, Inc. or its wholly-owned subsidiaries (collectively the “Company”) who are in a position to contribute materially to the success of the Company.  As consideration for severance benefits under this Policy, the Executive shall release the Company from any and all actions, suits, proceedings, claims and demands related to employment with the Company and to the termination by signing a waiver and release document in a form provided by the Company. Such document shall include a statement that benefits under this Policy are conditioned upon the Company’s receipt of a signed release.

2. Administration. This Policy is administered by the Chief Executive Officer of the Company. The Chief Executive Officer has discretion and authority with respect to the administration, interpretation and application of the Policy, except as expressly limited by the terms of the Policy. The Chief Executive Officer must receive approval from the Compensation Committee of the Board of Directors (the “Committee”) in order to authorize severance benefits outside of the terms of this Policy to the employees covered by this Policy.

3. Participation. The Committee shall select the Executives who are eligible for severance under this Policy (the “Participants”).  Executives who are eligible for Severance under this Policy are listed by job title on Exhibit A, which is attached hereto and incorporated by reference herein.  Additions to or deletions from the list of Participants shall be reflected in an amendment to Exhibit A to this Policy approved by the Committee.  An Executive who is entitled to severance benefits pursuant to a separate written agreement with the Company shall not be eligible for severance benefits under this Policy whether or not his or her position is listed on Exhibit A.

4. Definitions.

  a.  Base Salary.  “Base Salary” means the fixed annual compensation (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities.

  b.  Cause.  “Cause” means, as determined by the Company,

(i)            The willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);

(ii)           The Participant’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(iii)          The Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant’s duties; or

(iv)          The Participant’s conviction or plea of no contest to a felony or a crime of moral turpitude.

  c.  Change in Control.  A “Change in Control” shall be deemed to have occurred if:

(i)            any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company) is or becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this Section 4.c.) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iii)          the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv).         the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

  d.  Executive.  “Executive” means an employee of the Company with the title of vice president or higher.

  e. Good Reason.  A Participant shall have “Good Reason” to effect a voluntary termination of his or her employment in the event that the Company (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, (ii) requires the Executive to relocate more than 50 miles from the Company’s headquarters, (iii) assigns to the Executive any duties inconsistent with the Executive’s position with the Company or significantly and adversely alters the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment, or (iv) reduces the Executive’s base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all management personnel of the Company and all management personnel of any corporation or other entity which is in control of the Company; and in the event of any of (i), (ii), (iii) or (iv), the Executive has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Executive alleges the event giving rise to such Good Reason occurred, the Company has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason.

  f.  Severance Benefits.  “Severance Benefits” means the benefits set forth in Section 5 of this Policy.

  g.  Severance Benefits Subsequent to a Change in Control.  “Severance Benefits Subsequent to a Change in Control” means the benefits set forth in Section 6 of this Policy.

  h.  Years of Service.  “Years of Service” means the total of all full years of service beginning with the Participant’s first day of employment with the Company.

5. Severance Benefits. (a) Any Participant whose employment with the Company is involuntarily terminated by the Company for reasons other than Cause shall be eligible for Severance Benefits hereunder provided the Participant has returned a signed Release to the Committee within the time period requested by the Committee and has not revoked the Release within the time permitted under any applicable state and federal laws.  For purposes of this policy, involuntary termination by the Company shall mean a separation of service within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder, which separation is initiated by the Company.    The amount of Severance Pay for which a Participant is eligible hereunder shall be determined in accordance with his or her length of service with the Company, as follows:

Years of Service	Severance Pay Amount
Less than Five Years	Six (6) months Base Salary plus prorated bonus under Executive Incentive Plan (based on months of total performance period completed prior to termination)
Five Years or More	Twelve (12) months Base Salary plus prorated bonus under Executive Incentive Plan (based on months of total performance period completed prior to termination)

  b.  Method of Payment. Severance Pay shall be paid to an eligible Participant in a lump sum by check issued within 5 business days following the expiration of any applicable revocation period contained in the release or permitted under any applicable state and federal laws or the business day following the Participant’s last day of employment, whichever is later.  Notwithstanding the foregoing, in the event the amount of Severance Pay to which an eligible Participant is entitled under this Plan exceeds the limit described in Code Section 401(a)(17), the amount within that limit will be paid in an initial lump sum in the time period described above and the remainder will be paid on the first payroll date following the date that is six months after the Participant’s termination of employment.

  c.  Death of Participant. If a Participant dies after signing the release and prior to receiving Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Company or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

  d. The Company shall provide standard outplacement services at the expense of the Company, but not to exceed in total an amount equal to $5,000, from an outplacement firm selected by the Company. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

6.  Severance Benefits Subsequent to a Change in Control. (a) Any Participant whose employment with the Company is involuntarily terminated by the Company for reasons other than Cause within 18 months following a Change in Control or whose employment is voluntarily terminated by the Participant for Good Reason within 18 months following a Change in Control shall be eligible for Severance Benefits hereunder provided the Participant has returned a signed Release to the Committee within the time period requested by the Committee and has not revoked the Release within the time permitted under any applicable state and federal laws.  The amount of Severance Pay for which a Participant is eligible hereunder shall be twenty four (24) months Base Salary plus a sum equal to the greater of the Participant’s target bonus for the year in which the termination takes place or the average of the bonuses received by the Participant pursuant to the Company’s Executive Incentive Plan or other similar bonus plan relating to the prior three fiscal years.  In addition, any unvested stock options, restricted stock or other unvested equity awards or grants shall fully vest as of the day prior to the date of the

Participant’s termination.  Severance Benefits Subsequent to a Change in Control shall be in lieu of any Severance Benefits which accrue under Section 5 of this Policy.

  b.  Method of Payment. Severance Pay shall be paid to an eligible Participant in a lump sum by check issued within 5 business days following the expiration of any applicable revocation period contained in the release or permitted under any applicable state and federal laws or the business day following the Participant’s last day of employment, whichever is later.  Notwithstanding the foregoing, in the event the amount of Severance Pay to which an eligible Participant is entitled under this Plan exceeds the limit described in Code Section 401(a)(17), the amount within that limit will be paid in an initial lump sum in the time period described above and the remainder will be paid on the first payroll date following the date that is six months after the Participant’s termination of employment.

  c.  Death of Participant. If a Participant dies after signing the release and prior to receiving Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Company or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

  d. The Company shall provide standard outplacement services at the expense of the Company, but not to exceed in total an amount equal to $5,000, from an outplacement firm selected by the Company. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

7. Funding. The Policy shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Pay or Severance Benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Pay or Severance Benefits under the Policy and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Policy.

8. Taxation. All Severance Pay and Severance Benefits shall be subject to federal, state and local tax deductions and withholding for the same.

9. Non-Exclusivity of Rights. The terms of the Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.

10. Amendment and Termination. This Policy may be amended or terminated by the Committee acting in its sole discretion at any time. In addition, Participants may be added and deleted by the Committee acting in its sole discretion at any time. No such termination or amendment shall affect the rights of any individual who is then entitled to receive Severance Pay at the time of such amendment or termination. Severance Pay is not intended to be a vested right. The Chief Executive Officer shall have the right in his sole discretion to interpret the Policy and make all other determinations he or she deems necessary or advisable for the administration of the Policy.

11. Non-Assignability. Severance Benefits pursuant to the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Benefits under this Policy.

12. Termination of Employment. Nothing in the Policy shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as though the Policy were not in effect.

13. Confidential Information. As a condition of receiving Severance Pay, Participants shall agree to hold, in a fiduciary capacity for the benefit of the Company, all confidential information regarding the Company acquired by the Participant while employed by the Company. This confidential information may include, but is not limited to, information regarding the Company’s business practices, trade secrets, policies, customer lists, contracts, financial and market data, marketing reports, pricing, business opportunities and other information of a confidential nature. In consideration of the Severance Benefits received by a Participant pursuant to this Policy, Participant shall agree and covenant that he or she (i) shall not use to the Company’s detriment and (ii) shall not divulge, publicly or privately, any specified or other such confidential information regarding any aspect of the Company’s business acquired during or as a result of his or her employment with the Company. Furthermore, to the extent that disclosure of any such information is controlled by statute, regulation or other law, Participant shall agree that he or she is bound by such laws and that this Policy does not operate as a waiver of any such non-disclosure requirement. In the event of any breach of confidentiality, the Company shall be entitled to injunctive relief, in addition to all other rights it may have at law or in equity.

14. Governing Law. The terms of the Policy shall be governed by and construed and enforced in accordance with the laws of the State of California including all matters of construction, validity and performance.

15. Arbitration.  Any dispute or claim arising out of or relating to this Policy shall be settled by final and binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The fees and expenses of the arbitration panel shall be shared equally by the Participant and the

Company.  The prevailing party in any arbitration brought hereunder shall be entitled to an award of costs (including expenses and attorneys’ fees) incurred in such arbitration.

IN WITNESS WHEREOF, the Company has caused this Policy to be executed in its name by its duly authorized officer as of the 13th day of  October, 2008.

DineEquity, Inc.

By:

Chairman and Chief Executive Officer

EXHIBIT A

DineEquity, Inc.

Senior Vice President, Human Resources

Vice President, Legal, Secretary and General counsel

Vice President, Corporate Controller

IHOP Business Unit

Senior Vice President, Marketing

Vice President, Finance

Vice President, Franchise & Development

Vice President, Operations Services

Applebee’s Business Unit

Senior Vice President, Operations

President, International Division

Senior Vice President, Franchise & Development

Senior Vice President, Finance

Vice President, Operations Excellence

Vice President, HR

Senior Vice President, Marketing